Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

October 24, 2017

For Immediate Release

Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2017

Andover, MA, October 24, 2017 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter and nine months ended September 30, 2017. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the third quarter ended September 30, 2017 increased to $56,888,000, compared to $53,227,000 for the corresponding period a year ago, but decreased from $57,709,000 for the second quarter of 2017. Third quarter bookings increased to $64,280,000 from $53,846,000 for the corresponding period a year ago, and increased from $59,387,000 for the second quarter of 2017.

Gross margin decreased to $25,143,000 for the third quarter of 2017, compared to $25,923,000 for the corresponding period a year ago, and decreased from $25,930,000 for the second quarter of 2017. Gross margin, as a percentage of revenue, decreased to 44.2% for the third quarter of 2017, compared to 48.7% for the third quarter of 2016, and decreased from 44.9% for the second quarter of 2017.

Net loss for the third quarter was $(11,000), or $(0.00) per share, compared to net income of $2,336,000, or $0.06 per diluted share, for the corresponding period a year ago and a net loss of $(459,000), or $(0.01) per share, for the second quarter of 2017.

Revenues for the nine months ended September 30, 2017, increased 11.1% to $169,059,000 from $152,195,000 for the corresponding period a year ago. Net loss for the nine month period was $(1,444,000), or $(0.04) per share, compared to a net loss of $(3,559,000), or $(0.09) per share, for the corresponding period a year ago.

Cash provided by operating activities totaled $1,341,000 for the third quarter of 2017, compared to cash provided by operating activities of $2,421,000 for the corresponding period a year ago. Cash and cash equivalents sequentially decreased by $2,489,000 to approximately $48,936,000 at the end of the third quarter of 2017 from $51,425,000 at the end of the second quarter of 2017.

Total backlog at the end of the third quarter of 2017 was $60,074,000, compared to $53,157,000 at the end of the second quarter, and $48,371,000 at the end of 2016.

Regarding recent performance and trends, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “Vicor’s third quarter bookings rose to $64.3 million and are reaching an inflection point as Factorized Power solutions achieve critical mass in high-growth applications ranging from hyperscale datacenters to Artificial Intelligence.”

Dr. Vinciarelli continued, “Third quarter revenue and profitability were negatively impacted by delays in new programs now expected to ramp in Q1 2018. Top line growth is expected to lift bottom line profitability going into 2018.”

Concluding his remarks, Dr. Vinciarelli stated, “In view of the expanding depth and breadth of customer applications leveraging 48V with our modular power system solutions, we are confidently approaching a major transition in our industry.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, October 24, 2017 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-419-5570 at approximately 4:50 p.m. and use the Passcode 79486717. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 8, 2017. The replay dial-in number is 888-286-8010 and the Passcode is 55711863. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intend,” “estimate,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2016, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		NINE MONTHS ENDED (Unaudited)
	SEPT 30, 2017	SEPT 30, 2016	SEPT 30, 2017	SEPT 30, 2016
Net revenues	$56,888	$53,227	$169,059	$152,195
Cost of revenues	31,745	27,304	94,334	82,485

Gross margin	25,143	25,923	74,725	69,710

Operating expenses:
Selling, general and administrative	14,500	13,312	43,059	41,643
Research and development	10,543	10,338	33,482	31,824

Total operating expenses	25,043	23,650	76,541	73,467

Income (loss) from operations	100	2,273	(1,816)	(3,757)

Other income (expense), net	309	211	994	350

Income (loss) before income taxes	409	2,484	(822)	(3,407)

Less: Provision for income taxes	371	133	539	168

Consolidated net income (loss)	38	2,351	(1,361)	(3,575)

Less: Net income (loss) attributable to noncontrolling interest	49	15	83	(16)

Net income (loss) attributable to Vicor Corporation	($11)	$2,336	($1,444)	($3,559)

Net income (loss) per share attributable to Vicor Corporation:
Basic	($0.00)	$0.06	($0.04)	($0.09)
Diluted	($0.00)	$0.06	($0.04)	($0.09)

Shares outstanding:
Basic	39,288	38,837	39,177	38,811
Diluted	39,288	39,184	39,177	38,811

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	SEPT 30, 2017 (Unaudited)	DEC 31, 2016 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,936	$56,170
Accounts receivable, net	33,811	25,216
Inventories, net	33,883	27,136
Other current assets	3,470	3,250

Total current assets	120,100	111,772
Long-term deferred tax assets	21	38
Long-term investments, net	2,599	2,508
Property, plant and equipment, net	41,248	37,574
Other assets	2,108	2,175

Total assets	$166,076	$154,067

Liabilities and Equity
Current liabilities:
Accounts payable	$11,508	$7,588
Accrued compensation and benefits	8,939	8,965
Accrued expenses	2,311	2,179
Income taxes payable	252	92
Deferred revenue	8,769	3,403

Total current liabilities	31,779	22,227
Long-term deferred revenue	321	374
Contingent consideration obligations	78	253
Long-term income taxes payable	191	196
Other long-term liabilities	90	—

Total liabilities	32,459	23,050
Equity:
Vicor Corporation stockholders' equity:
Capital stock	180,650	176,859
Retained earnings	91,994	93,438
Accumulated other comprehensive loss	(397)	(561)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders' equity	133,320	130,809
Noncontrolling interest	297	208

Total equity	133,617	131,017

Total liabilities and equity	$166,076	$154,067